Exhibit 2.2

PURCHASE AND SALE AGREEMENT

by and between

GEORGIA-PACIFIC CORPORATION,

as Seller,

and

ABP DISTRIBUTION HOLDINGS INC.,

as Purchaser

March 12, 2004

Table of Contents*

*	The exhibits and schedules to the Purchase and Sale Agreement are omitted from this filing pursuant to Regulation S-K, Item 601(b)(2). The Company agrees to supplementally furnish a copy of such schedules and/or exhibits to the Commission upon request.

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of March 12, 2004, by and between Georgia-Pacific Corporation, a Georgia corporation (“Seller”) and ABP Distribution Holdings Inc., a Georgia corporation (“Purchaser”).

PRELIMINARY STATEMENT

Seller and Purchaser wish to provide for the sale by Seller to Purchaser of the Real Property and the assumption by Purchaser of the Assumed Liabilities (as such terms are defined below), upon the terms and subject to the conditions set forth in this Agreement.

This Agreement has been approved and adopted by the respective boards of directors of Seller and of Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of Real Property; Assumption of Assumed Liabilities

SECTION 1.1 Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below) and for the consideration specified in this Article I, Seller agrees to, or to cause its affiliates to, sell, assign, transfer, convey and deliver to Purchaser, or to one or more of its affiliates designated by it, free and clear of all Liens (other than Permitted Liens), all of its legal and beneficial right, title and interest in, to and under the Real Property, and Purchaser agrees to, or to cause one or more affiliates designated by it to, purchase, acquire and accept from Seller, or its affiliates, all such legal and beneficial right, title and interest in, to and under the Real Property, and to assume, be responsible for and perform all the Assumed Liabilities.

SECTION 1.2 Real Property.

The term “Real Property” shall mean all legal and beneficial right, title and interest of Seller and, if applicable, its affiliates on the Closing Date in, to and under all of the following assets:

(a) all owned real property listed on Schedule 1.2(a), together with the right, title and interest of Seller or such affiliates in and to all buildings, improvements, structures, facilities, furniture, furnishings and fixtures located thereon and all other appurtenances thereto (each, an “Owned Real Property”);

(b) to the extent their transfer is permitted under applicable laws, the permits, licenses, approvals, authorizations, certificates, privileges, immunities, orders, tax incentive arrangements and other rights by or from Governmental Entities relating solely to the operation of the Owned Real Property, including, without limitation, those tax incentive arrangements specifically listed on Schedule 1.2(b) (collectively, the “Permits”);

(c) Seller’s interest in all leases, subleases, licenses, concessions or other agreements granting to any third Person the right of use or occupancy of any of the Owned Real Property (collectively, the “Leases”), including, without limitation, the Leases identified on Schedule 1.2(c); and

(d) except to the extent the same are Excluded Assets, all rights, claims, causes of action, recoveries and rights of reimbursement arising out of, relating to or otherwise in any way in respect of, the Owned Real Property or the Assumed Liabilities (to the extent the same first arise, commence, occur or accrue after the Closing Date.

SECTION 1.3 Assumed and Excluded Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to, or to cause one or more of its affiliates designated by Purchaser to, assume, effective as of the Closing, and agrees at all times thereafter to be responsible for, pay, perform and discharge when due only the following obligations and liabilities (whether contingent or otherwise), to the extent relating to the Real Property (collectively, the “Assumed Liabilities”):

(i) all obligations and liabilities arising out of, relating to or otherwise in any way in respect of owning, occupying or operating the Owned Real Property (including, without limitation, those arising from Permits, Leases and Permitted Liens in respect thereof), to the extent such obligations or liabilities arise out of obligations that first commence, or events or conditions that first occur, after the Closing Date;

(ii) all obligations and liabilities arising out of, relating to or otherwise in any way in respect of Taxes (other than as contemplated in Section 5.11) attributable to the Owned Real Property for all taxable periods beginning after the Closing Date including the portion of any taxable period after the Closing Date that includes, but does not end on, the Closing Date; and

(iii) All Transfer Taxes arising by reason of the transactions consummated pursuant to this Agreement, as provided in Section 5.11(b), other than as contemplated under Section 5.11(h).

(b) Purchaser is not assuming and shall not be responsible or liable for, and Seller shall retain, and shall indemnify, defend and hold harmless Purchaser from, all obligations or liabilities (whether contingent or otherwise) not expressly included in the definition of Assumed Liabilities (all such liabilities that are not being assumed by Purchaser, the “Excluded Liabilities”).

(c) Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 5.4, this Agreement shall not operate to assign, or otherwise transfer, any Real Property or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or other transfer thereof, without the consent of any Governmental Entity or any other Person (which consent is not actually obtained on or prior to the Closing Date), would constitute a breach, default or other contravention of any Lease, Permitted Lien or Permit or a violation of applicable Law. Seller and Purchaser shall each use reasonable efforts to obtain the consent of such Persons for the assignment thereof to Purchaser or its affiliates prior to the Closing (it being understood that the failure to obtain such consents shall not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement) and shall otherwise comply with the provisions of Section 5.4.

(d) If between the date of this Agreement and the Closing, (i) any loss or damage to any Real Property shall occur from fire, casualty or any other occurrence, (ii) Seller does not at its discretion replace or restore such Real Property prior to the Closing Date and (iii) the Closing occurs, then all insurance proceeds received by Seller (whether before or after Closing) as a result of such loss or damage plus any additional sums necessary to replace any such Real Property will be delivered by Sellers to Purchaser. For the avoidance of doubt, Seller shall not otherwise have any obligation to replace or restore any such Real Property if such monies are assigned and delivered to Purchaser. Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to Seller. Notwithstanding the foregoing, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period prior to the Closing Date, and insurance proceeds in relation to such loss or damage to the extent attributable to any such Real Property replaced or restored before the Closing Date or otherwise used for such purposes, will inure to the benefit of and be payable to Seller, as applicable, and Purchaser will not be entitled to receive or retain such proceeds.

SECTION 1.4 Purchase Price. The aggregate purchase price for the Real Property shall be ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) (the “Purchase Price”), subject to adjustment as set forth in Section 2.3 and payable as set forth in Section 2.2(b)(i), plus the assumption of the Assumed Liabilities.

ARTICLE II

The Closing; Purchase Price Adjustments

SECTION 2.1 Closing Date. The closing of the sale and transfer of the Real Property, and the assumption of the Assumed Liabilities (the “Closing”) shall take place at (a) the location and date of the “Closing” under the Asset Purchase Agreement, provided that there shall have been fulfilled or waived all of the conditions set forth in Article VI of this Agreement, or (b) such other time, date or place as Seller and Purchaser may agree in writing. The date on which the Closing shall occur is herein referred to as the “Closing Date.”

SECTION 2.2 Transactions to be Effected at the Closing.

(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) such appropriately executed and acknowledged special or limited warranty deeds (except that, if local custom in any jurisdiction in which a particular Owned Real Property is located provides, in transactions such as the transaction contemplated hereby, for conveyance of commercial real property by other form of deed, such Owned Real Property shall be conveyed by such other customary form of deed), bills of sale, assignments and other instruments of transfer as shall be necessary for the sale, assignment, transfer, conveyance and delivery as contemplated by this Agreement of the Real Property, including without limitation all reasonable and customary Transfer Tax forms, each executed in recordable form, if customary, and expressly made subject to all applicable Permitted Liens, if any, and otherwise in form and substance reasonably satisfactory to Purchaser (it being understood that any such deed, bill of sale, assignment or other instrument shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement);

(ii) the certificates contemplated by Section 6.2(a) and Section 6.2(b);

(iii) all consents, waivers and approvals, if any, that are required by the terms of this Agreement to be obtained by Seller; and

(iv) such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

(b) At Closing, Purchaser shall deliver to Seller the following:

(i) by wire transfer to an account designated in writing by Seller not less than two (2) Business Days prior to the Closing, immediately available U.S. funds in an amount equal to the Purchase Price;

(ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption by Purchaser or its affiliates of, and indemnification of Seller and its affiliates from and against, the Assumed Liabilities as contemplated by this Agreement (it being understood that any such agreement or instrument shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement);

(iii) the certificates contemplated by Section 6.3(a) and 6.3(b); and

(iv) such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

SECTION 2.3 Closing Adjustments.

(a) The following items shall be apportioned between Seller and Purchaser, as of the Closing Date, and the net amount due to Seller or Purchaser shall be paid on the Closing Date:

(i) Real estate Taxes on a per diem basis for the period for which assessed; provided, however, if the Closing Date shall occur before the Tax liability for such period that includes the Closing Date is fixed, then the apportionment of real estate Taxes shall be upon the basis of the Tax liability theretofore assessed for the preceding period (provided, however, that, to the extent Seller receives any notices of reassessment after the date hereof and prior to the Closing Date, Seller shall promptly provide copies thereof to Purchaser and the apportionment shall be made on the basis thereof), and at the request of either party such apportionment shall be adjusted when the Tax liability for the current period including the Closing Date is fixed and the actual amount of Taxes is known. This provision shall survive the closing for a period of twelve (12) months;

(ii) Fuel, if any, as estimated by Seller’s fuel oil supplier, valued at the price therefor then charged by such supplier including any applicable taxes;

(iii) Charges under all Permits transferred hereunder, if any; and

(iv) Rents actually paid and received under any Leases.

(b) If as of the Closing Date the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then a charge or lien, or has been paid, then the installment for the year in which the Closing Date occurs shall be apportioned between Seller and Purchaser as of the Closing Date and Purchaser shall be responsible for any installments due thereafter.

(c) The provisions of this Section 2.3 shall survive the Closing for a period of twelve (12) months.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the Schedules in accordance with Section 5.12 and Section 9.5, as follows:

SECTION 3.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is qualified to conduct business as a foreign corporation in each jurisdiction in which the ownership or operation of the Real Property makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.2 Authority. Seller has the requisite corporate power and authority to own and operate the Real Property as currently operated. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.3 No Conflicts.

(a) The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby and the compliance by Seller with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Real Property under any provision of (i) the articles of incorporation or bylaws of Seller, (ii) subject to the filings and other matters referred to in the following paragraph (b), any law, judgment, order, decree, statute, ordinance, Permit, rule or regulation (collectively, “Laws”) applicable to Seller or any of the Real Property, or (iii) any Lease, except, in the case of clause (ii), for any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Seller with respect to the Real Property in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings or consents or novations that may be required for the assignment of any Permit, as contemplated in Section 5.4, except for any such filings, consents or novations the failure of which to be obtained would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.4 Compliance with Applicable Laws. Except as disclosed in Schedule 3.4, Seller has complied with all Laws applicable to the Real Property, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.4, during the past twelve (12) months, no material investigation or review by any Governmental Entity with respect to the Real Property or the Assumed Liabilities is or was pending or, to the Knowledge of Seller, threatened. Except as disclosed in Schedule 3.4, during the past twelve (12) months, Seller has received no written notice from a Governmental Entity alleging any material non-compliance in a material respect with any such Laws.

SECTION 3.5 Absence of Certain Changes. Except as disclosed herein or on the Schedules, since January 3, 2004: (i) Seller and its affiliates have operated the Owned Real Property in the ordinary course consistent with past practices, (ii) no events, changes or developments have occurred with respect to the Owned Real Property that have resulted or would result in or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (iii) there has been no material damage (whether or not physical), destruction or loss (after taking in account any insurance or other recoveries payable in respect thereof, including other monies payable pursuant to Section 1.3(d)) whether or not covered by insurance) that has occurred to any of the Owned Real Property. Without limiting the foregoing, since January 3, 2004:

(a) Except as otherwise set forth in Schedule 3.5(a), Seller has not sold, transferred, leased, subleased, licensed, disposed of, surrendered or subjected to any Lien, or agreed to sell, transfer, lease, sublease, license, dispose of, surrender or subject to any Lien, in any material respect, any of the Real Property;

(b) Seller has not delayed or postponed, in any material respect, the payment of any accounts payable with respect to the Real Property other than in the ordinary course of the operation of the Real Property consistent with past practice; and

(c) Seller has not agreed to take any action described above, except as contemplated by this Agreement and/or the Asset Purchase Agreement.

SECTION 3.6 Litigation; Decrees. Except for any lawsuit, action or proceeding brought after the date of this Agreement by any Person seeking to delay or prevent, or otherwise challenging, the transactions contemplated hereby, there is no lawsuit, action, claim, suit or judicial, legal, administrative, arbitral or other proceeding pending, or, to the Knowledge of Seller, threatened, related to the Real Property, except for any such matter that, if resolved in a manner adverse to Seller, would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 3.6 there is no material lawsuit, action, claim, suit or judicial, legal, administrative, arbitral or other proceeding pending, or to the Knowledge of Seller, threatened, primarily related to Real Property. Seller is not in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitrator entered against Seller and primarily related to the Real Property. Seller has no unresolved regulatory complaints or investigations related to the Real Property.

SECTION 3.7 Additional Representations Regarding Real Property.

(a) Schedule 1.2(a) sets forth a true, complete and correct list of all Owned Real Property. Except as set forth on Schedule 3.7(a), with respect to each parcel of Owned Real Property:

(i) Seller has or will at the Closing have good and valid fee title to each Owned Real Property, free and clear of all Liens other than Permitted Liens. At the Closing, Seller will convey to Purchaser (or its designated affiliate or affiliates) good and valid fee title to all Owned Real Property (free and clear of all Liens other than Permitted Liens).

(ii) To Seller’s Knowledge, there are no (A) pending applications or proceedings with respect to zoning matters, (B) condemnation, expropriation or eminent domain proceedings or proceedings of any other kind pending for the taking of the whole or any part of any Owned Real Property for public or quasi-public use or (C) claims, actions or proceedings pending, or threatened, relating to any Owned Real Property that (in case of clauses (B) or (C)), would, if resolved adversely to Seller, individually or in the aggregate, have a Material Adverse Effect;

(iii) Other than any leases or subleases identified in Schedule 1.2(c), in respect of which the tenants and subtenants named therein are in possession of the entire space which they are entitled to occupy thereunder, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Owned Real Property. Subject to Section 5.4, neither Seller nor its affiliates is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such lease or sublease. To the Knowledge of Seller, none of the other parties to any such lease or sublease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor has any event occurred which with notice or lapse of time would constitute a material breach or default or permit termination or acceleration thereof. As of the date of this Agreement, Seller has received no written notice of the intention of any party to terminate any such lease or sublease, whether as a termination for convenience or for default of Seller thereunder. Seller has made available to Purchaser true, complete and correct copies of each such lease or sublease, including any amendments thereto, as in effect on the date hereof.

(iv) Except as set forth on Schedule 3.7(a), there are no outstanding options to purchase, lease or use, or rights of first refusal or first offer to purchase, lease or otherwise occupy or use any of the Owned Real Property, nor any contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof;

(v) To Seller’s Knowledge, all of the Owned Real Property has reasonably adequate rights of access (either directly or via permanent, irrevocable easement) to dedicated public ways, and adequate utility service, and the improvements located thereon are in good working order and repair, have been maintained in accordance with GP’s stated practice and are suitable for the purposes for which they are presently being used (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs);

(vi) Except as set forth on Schedule 3.7(a), there is no note, bond, mortgage, indenture, deed of trust, lease, license, contract or other document or instrument affecting any of the Owned Real Property which requires the consent or approval of any Person for the transactions contemplated hereby; and

(vii) Except as set forth on Schedule 3.7(a), to Seller’s Knowledge no portion of the Owned Real Property, violates any applicable Law, including those relating to zoning, building or land use, other than such violations that do not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Owned Real Property comprises all of the assets in the nature of owned real property necessary in all material respects to operate the Business as currently operated.

SECTION 3.8 Insurance. All the material assets constituting any part of the Owned Real Property are insured for the benefit of Seller, and will be so insured until immediately prior to the Closing, in amounts and against risks consistent with the corporate practices of Seller.

SECTION 3.9 Taxes. Except as set forth in Schedule 3.9:

(a) (i) None of the Owned Real Property is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (ii) no Liens (other than Permitted Liens and those Liens specifically identified as such on title reports for the Owned Real Property provided to Purchaser on or before the date hereof) for Taxes have been filed with respect to the Owned Real Property.

(b) There have been properly completed and filed on a timely basis all material Tax Returns that relate to the Owned Real Property required to be filed on or prior to the date hereof and all such Tax Returns are true and correct in all material respects. None of Seller’s Tax Returns that relate to the Owned Real Property are currently being audited by any applicable taxing authority. Seller has not received, nor has any Knowledge of, any notice of audit, deficiency or assessment or proposed audit from any taxing authority with respect to the Owned Real Property.

(c) All material Taxes imposed with respect to the Owned Real Property for all Pre-Closing Tax Periods that were due and payable have been paid or reserved for, and all material Tax laws applicable to the Owned Real Property have been complied with prior to the date hereof.

SECTION 3.10 Brokers. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller, no broker, finder or investment banker acting on behalf of Seller is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.11 U.S. Real Property Holding Corporation. Seller is not now and has never been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations promulgated thereunder.

SECTION 3.12 Environmental. Except as set forth on Schedule 3.12:

(a) each Seller and its affiliates, with respect to the Real Property has complied and is in compliance with, in all material respects, all Environmental Laws;

(b) there has been no Release of Hazardous Materials at any of the Real Property owned or operated by the Business or each Seller or, to the Knowledge of GP, a predecessor in interest, or to the Knowledge of GP, at any disposal or treatment facility which received Hazardous Materials generated by the Business, the Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that individually or in the aggregate would have a Material Adverse Effect; and Seller has not received notice that it is a potentially responsible party under any Environmental Laws with regard to any of the Real Property owned or operated by the Business or any off-site location that constitute a violation of Environmental Laws or may legally require Remedial Action;

(c) no Environmental Claims have been asserted in writing against the Business or the Acquired Assets or, to the Knowledge of GP, any predecessor in interest nor does GP have written notice of any threatened or pending Environmental Claim against the Business or the Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that would, individually or in the aggregate, have a Material Adverse Effect;

(d) to the Knowledge of GP, no Environmental Claims have been asserted in writing against any facilities that received Hazardous Materials generated by the Business or Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that would, individually or in the aggregate, have a Material Adverse Effect;

(e) neither Seller nor any of its affiliates has entered into any consent order or other similar agreement with any Governmental Entity that will result in Environmental Liabilities affecting the Real Property on either Seller or its affiliates which would, individually or in the aggregate, have a Material Adverse Effect; and

(f) GP has furnished or made available to Purchaser all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Real Property that are in either Seller’s possession or under its reasonable control.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite entity power and authority to carry on its business as currently conducted.

SECTION 4.2 Authority.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser or its affiliates are necessary in order to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution and delivery of this Agreement by Purchaser or its affiliates does not, the consummation by Purchaser or its affiliates of the transactions contemplated hereby and the compliance by Purchaser or its affiliates with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Purchaser or its affiliates under any provision of (i) the articles of incorporation or bylaws (or comparable organizational documents) of Purchaser or such affiliates; (ii) subject to the filings and other matters referred to in the following paragraph (c), any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Purchaser or such affiliates; or (iii) any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, restriction or other instrument or obligation, except in the case of clause (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially impair the ability of Purchaser or such affiliates to perform its obligations under this Agreement.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser or its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser or its affiliates to perform their respective obligations under this Agreement.

SECTION 4.3 Available Funds. Purchaser has obtained a commitment letter from Cerberus Capital Management, L.P. with respect to the provision by Cerberus Capital Management, L.P. of debt or equity capital to Purchaser, a copy of which has been provided to Seller.

SECTION 4.4 Litigation. As of the date hereof, there is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its affiliates, by or before any Governmental Entity that would materially impair the ability of Purchaser or any of its affiliates to perform Purchaser’s obligations under this Agreement.

SECTION 4.5 Brokers. No broker or investment banker acting on behalf of Purchaser or its affiliates is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

Covenants

SECTION 5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, Seller shall, and shall cause its affiliates to (except as expressly provided in this Section 5.1 or in the Asset Purchase Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) operate and maintain the Real Property in the ordinary course of the operation of the Business in working order consistent with past practices, maintain the Real Property in working order consistent with past practices and shall use all commercially reasonable efforts consistent with past practices to preserve intact the Real Property. Except as set forth in Schedule 5.1, Seller shall not:

(a) Sell, transfer, mortgage, lease or otherwise encumber or dispose of any of the Real Property, other than (i) as consented to in writing by Purchaser (which consent may be withheld for any reason or no reason) and (ii) the granting of easements and similar arrangements, in the ordinary course of the operation of the Business and which will not, individually or in the aggregate, have a Material Adverse Effect; or

(b) Enter into any agreement to take any action described above.

SECTION 5.2 Third Party Consents.

(a) If any novations, transfer or other agreements, consents, approvals or waivers necessary for the assignment, assumption, transfer or novation of any of the Owned Real Property, any Leases or Permits or any claim, right or benefit or obligation or liability arising thereunder or resulting therefrom, shall not have been obtained on or prior to the Closing Date, then as of the Closing, to the extent permitted by law and necessary to give effect to the terms hereof, this Agreement shall constitute full and equitable assignment by Seller and any of its affiliates to Purchaser or its affiliates of all of its right, title and interest in and to, and assumption by Purchaser or its affiliates of all of the respective obligations and liabilities of Seller and any of its affiliates under, such Owned Real Property, Leases and Permits, and Purchaser or its affiliates shall be deemed the agent of Seller and its affiliates for purposes of completing, fulfilling and discharging all of the liabilities of Seller and any of its affiliates under any such Owned Real Property, Lease or Permit. The parties shall take all actions reasonably necessary to provide Purchaser or its affiliates with the economic benefits of such Owned Real Property, Leases and Permits, and to relieve Seller and its affiliates of the burdens of performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Purchaser agrees to pay, perform and discharge, and indemnify Seller and its affiliates against and hold Seller and its affiliates harmless from, all of their respective obligations and liabilities relating to such performance or failure to perform under such Owned Real Property, Leases and Permits.

(b) If Seller or any of its affiliates shall be unable to make the assignment described in Section 5.2(a), or if such attempted assignment would give rise to any right of termination or would otherwise adversely affect the rights of Seller or any of its affiliates or Purchaser or any of its affiliates under such Owned Real Property, Leases and Permits, or would not assign all of the rights or transfer all of the obligations and liabilities of such Seller and its affiliates thereunder at the Closing, Seller and Purchaser shall continue to cooperate and use reasonable efforts to provide Purchaser or its affiliates with all such rights and to relieve Seller and its respective affiliates of all such obligations and liabilities. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Purchaser or its affiliates, at the request of Purchaser, the benefits of any such Owned Real Property, Leases and Permits, (ii) cooperate in any lawful arrangement designed to provide such economic benefits to Purchaser or its affiliates, and (iii) enforce, at the request of and for the account of Purchaser or its affiliates, any rights of Seller and its respective affiliates arising from any such Owned Real Property, Leases and Permits, against any third Person (including any Governmental Entity) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser or its affiliates is provided the benefits of any such Owned Real Property, Leases or Permits (whether from Seller or any of its affiliates or otherwise), Purchaser shall perform at the direction of Seller and for the benefit of any third Person (including any Governmental Entity) the obligations of Seller and its affiliates arising thereunder following the Closing Date, and Purchaser agrees to pay, perform and discharge, and indemnify Seller and its affiliates against and hold them harmless from, all of their obligations and liabilities relating to such performance or failure to perform relating to performance required to be made after the Closing Date, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement in respect of the Owned Real Property, Leases and Permits which are the subject of such failure (without limiting any other rights available to Seller at law, in equity or under this Agreement in respect of such failure).

(c) In connection with obtaining the consents contemplated by this Section 5.2, Seller shall not consent to any modification of any Lease or Permit intended to be conveyed pursuant hereto that would in materially adversely affect the rights of Purchaser under such Lease or Permit without the prior written consent of Purchaser.

SECTION 5.3 Expenses. Whether or not the Closing takes place, and except as otherwise specifically provided in this Agreement (including with respect to Transfer Taxes), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that Purchaser shall pay the costs of any title insurance and surveys it obtains with respect to the Real Property and shall pay the costs of any real estate recording fees, closing costs, title insurance premiums, exams and endorsement fees and other similar fees (but for the avoidance of doubt, the payment of Transfer Taxes is governed by Section 5.8 of this Agreement).

SECTION 5.4 Brokers or Finders. Purchaser agrees to indemnify and hold Seller and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 4.5 and any other fees, commissions or expenses asserted by any other Representative of Purchaser or any of its affiliates on the basis of the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 3.10 and any other fees, commissions or expenses asserted by any other Representative of Seller or any of its affiliates on the basis of the transactions contemplated by this Agreement.

SECTION 5.5 No Additional Representations. Purchaser acknowledges and agrees that it and its accountants, counsel and other representatives (collectively, “Representatives”) are fully satisfied with (i) the access to the books and records, facilities, equipment, Contracts and other properties and assets included in or related to the Real Property and Assumed Liabilities that it and its Representatives have been provided prior to the date of this Agreement, and (ii) the opportunity to meet prior to the date of this Agreement with the officers and employees of Seller to discuss the Real Property and Assumed Liabilities that it and its Representatives have been provided. Purchaser also acknowledges that it has conducted its own independent review and analysis of the Real Property and Assumed Liabilities. Purchaser further acknowledges and agrees that neither Seller nor its affiliates, nor any of their respective Representatives nor any other Person has made any representation or warranty, express or implied, with respect to the Real Property or Assumed Liabilities or the accuracy or completeness of any information regarding the Real Property or Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement. Purchaser further acknowledges and agrees that neither Seller nor its affiliates, nor any of its respective Representatives or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Memorandum dated September 2003 prepared by Seller and any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent such information is expressly addressed in the representations and warranties contained in this Agreement. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, SHOULD ANY CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE REAL PROPERTY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THE DESIGN, CONDITION, QUALITY, SAFETY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

SECTION 5.6 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser or its affiliates.

SECTION 5.7 Cooperation of the Parties. (a) The parties shall cooperate with each other and with their respective Representatives in connection with any acts or actions required to be taken as part of or as a condition to their respective obligations under this Agreement.

(b) Prior to the Closing, Seller agrees that it will cause management of the Business to cooperate with Purchaser and its Representatives and to provide information reasonably requested by Purchaser and its Representatives in connection with Purchaser’s efforts to obtain title insurance, surveys, municipal zoning compliance letters, certificates of occupancy and such other due diligence materials with respect to the Real Property as Purchaser shall reasonably request; provided that neither Seller nor its affiliates shall be required to make any material monetary expenditures, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person in connection with so cooperating.

SECTION 5.8 Tax Matters.

(a) Subject to the provisions of Section 5.8(g), Purchaser shall bear all transfer, documentary, sales, use, registration, stamp, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property gains Taxes and sales Taxes on vehicles), including any penalties, interest and additions to Tax, incurred in connection with the transactions contemplated hereby and any Taxes or other costs relating to a transfer, or that would not otherwise be payable in the absence of such transfer (including as a result of the transactions contemplated by this Agreement and including the use of a Tax attribute to reduce Taxes) (collectively, “Transfer Taxes”). Seller and Purchaser shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws and in making arrangements that lawfully minimize Transfer Taxes without increasing other Taxes above the amount that would otherwise be payable in the absence of such arrangements. To the extent legally able to do so, Purchaser shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

(b) At the Closing, Seller shall deliver to Purchaser a duly executed certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(c) Seller shall cause to be prepared and duly filed all Tax Returns with respect to the Real Property for taxable periods ending on or before the Closing Date. Seller shall cause all Tax Returns addressed in this Section 5.8(c) to be prepared in accordance with the methodology used in prior taxable years.

(d) Seller and Purchaser shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return or the determination of liability for Taxes with respect to the Real Property, including the completion of Seller’s standard Tax packages relating to Tax Returns that Seller is responsible for filing pursuant to Section 5.8(c) and delivery of them to Seller within ninety (90) days of Purchaser’s receipt from Seller. Seller and Purchaser shall, and shall cause their affiliates to, cooperate with each other in preparing and pursuing any claims for refunds or credits of Taxes paid by the other party in accordance with such party’s obligations hereunder. Purchaser and Seller shall, and shall cause their affiliates to, retain until seven (7) years after the Closing Date all Tax Returns, schedules, work papers, accounting records and other records that are owned by such Person immediately after the Closing Date and that relate to the Real Property. After the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each party shall give notice to such effect to the other party, and shall give the other party, at the other party’s cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax Returns, schedules, work papers or other records as the other party may select.

(e) If any Tax authority informs Seller or Purchaser of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the Indemnifying Party prompt notice of such asserted Tax liability, (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

(f) The party responsible for filing any Tax Return under this Section 5.8 shall control any audits, disputes, administrative, judicial or other proceedings related to such Tax Return with respect to which either party may incur liability hereunder. Subject to the preceding sentence, if an adverse determination may result in each party having responsibility for an amount of Taxes under this Section 5.8, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 5.8 the term “participation” shall include (i) participation in conferences, meetings or proceedings with any Tax authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

(g) Purchaser hereby agrees that Seller may, in Seller’s sole discretion, substitute an intermediary to act in Seller’s place, in whole or in part, as the conveyor of the Real Property, thereby electing to consummate the transaction as a like kind exchange pursuant to Section 1031 of the Code. Purchaser hereby agrees to accept the Real Property, any escrow instructions and any other required performance by Seller, as applicable, hereunder from said intermediary and to render performance of Purchaser’s obligations hereunder to said intermediary. Any additional costs incurred by Purchaser as a result of the substitution of said intermediary shall be the sole responsibility of Seller (including without limitation and notwithstanding anything to the contrary herein, any additional Transfer Taxes, legal fees (except nominal legal fees for document review), and title insurance).

SECTION 5.9 Schedules. Seller shall promptly notify Purchaser upon becoming aware of any facts or circumstances that cause any of Seller’s representations and warranties contained herein or relating to any matters required to be set forth in the Schedules to be untrue in any material respect. It is recognized and understood by Purchaser that changes to the

Schedules may become necessary as a result of the conduct of Business in the normal course; provided, however, that no such change to any Schedule shall be deemed to cure any breach of representation, warranty or covenant set forth in this Agreement.

SECTION 5.10 Purchaser Obligation to Inform of Inconsistencies. If at any time on or before the date of this Agreement any Representative of Seller has disclosed to Lenard Tessler or Dev Kapadia in writing any material fact that would represent a material breach of any of the representations or warranties of Seller contained herein, and Purchaser has not informed Seller of such fact, such failure will constitute a waiver and release by Purchaser of any right it may have to delay the Closing, terminate this Agreement, or seek indemnification from Seller solely as a result of such representation or warranty being untrue or inaccurate; provided, however, that nothing in this Section 5.10 shall limit Purchaser’s rights to indemnification from Seller with respect to any Excluded Liabilities; and provided, further, that for the avoidance of doubt, the burden of proof with respect to such disclosure and failure to disclose shall be on Seller.

SECTION 5.11 Insurance. Purchaser acknowledges and agrees that effective upon the Closing, all insurance policies carried by or for the benefit of Seller or any of its affiliates with respect to the Real Property and the operation, activities and liabilities of the Business (the “Seller Insurance Policies”) may be terminated or modified by GP to exclude coverage of the Real Property and the activities, liabilities and operations located thereon. Purchaser shall, at or before Closing, obtain at its sole cost and expense adequate replacement insurance coverage for the Real Property and the activities, operations and liabilities located thereon, including insurance required by any Contract to be so maintained, with respect to such risks, in such amounts, and from such financially sound and reputable insurers as are prudent and customary in the Industry generally. Following the Closing, Purchaser shall cooperate with Seller, at Seller’s sole cost and expense, in submitting any claims on behalf of Seller or any of its affiliates under any of the Seller Insurance Policies arising out of occurrences prior to the Closing. Purchaser acknowledges that neither Seller shall have any responsibility for obtaining or maintaining any insurance or bearing any liability with respect to the Real Property or the operations, liabilities or activities of the Business relating to or arising out of occurrences subsequent to the Closing. Notwithstanding any of the provisions of this Section 5.11, except as otherwise expressly set forth in this Agreement, Purchaser shall have no right to make any claim directly against Seller, or against any insurance carrier under any of the Seller Insurance Policies for any claim, loss, liability, lien, damage or expense applicable to the Real Property or the activities, liabilities or operations located thereon.

SECTION 5.12 Compliance With Environmental Transfer Statutes. Seller shall, at its own cost and expense, be responsible for complying with the requirements of any Environmental Laws regulating the sale, transfer or closure of certain facilities, including but not limited to, in each case, to the extent possible, prior to the Closing Date:

(i) Sellers shall make all required submissions to the New Jersey Department of Environmental Protection and shall obtain either a (v) Non-Applicability Letter (as defined in ISRA), (w) No Further Action Letter (as defined in ISRA), (x) Remediation Agreement (as defined in ISRA), (y) UST Deferral (as defined in ISRA) or (z) Negative Declaration (as defined in ISRA); and

(ii) Seller shall submit the appropriate CTA Form and agree to be the Certifying Party (as defined in CTA) for any remediation that may be required.

ARTICLE VI

Conditions Precedent

SECTION 6.1 Condition to Each Party’s Obligation. The obligation of Purchaser to purchase the Real Property and to complete the other actions contemplated by this Agreement to occur at the Closing, and the obligation of Seller to sell, assign, transfer, convey and deliver the Real Property to Purchaser and to complete the other actions contemplated by this Agreement to occur at the Closing, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived by a party in its sole discretion:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that subject to the proviso in Section 5.3(b), each of Purchaser and Seller shall have used their respective best efforts to prevent the entry of any such order, injunction or other restraint or prohibition and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered.

(b) Asset Purchase. The transactions contemplated by the Asset Purchase Agreement shall have been (or shall simultaneously be) consummated.

SECTION 6.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Real Property and to complete the other actions contemplated by this Agreement to occur at the Closing, is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived by Purchaser in its sole discretion:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties, as so qualified, shall be true and correct in all respects) as of the date of this Agreement and (as though such representations and warranties were made on and as of the Closing) as of the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and (ii) such inaccuracies as shall have not resulted in a Material Adverse Effect, and Purchaser shall have received a certificate from Seller signed by an authorized officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate from Seller signed by an authorized officer of Seller to such effect.

(c) Title Insurance. Purchaser shall have received ALTA standard title insurance policies and surveys insuring (upon the Closing of the transactions contemplated hereunder) Purchaser’s fee simple title to the Owned Real Property subject to the Permitted Liens.

SECTION 6.3 Conditions to Obligation of Seller. The obligation of Seller to sell, assign, transfer, convey, and deliver the Real Property and to complete the other actions contemplated by this Agreement to occur at the Closing is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived by Sellers in their sole discretion:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties, as so qualified, shall be true and correct in all respects) as of the date of this Agreement and (as though such representations and warranties were made on and as of the Closing) as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and Seller shall have received a certificate from Purchaser signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied (or caused its affiliates to perform or comply) in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.1 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller, if any of the conditions set forth in Sections 6.1 or 6.3(b) shall have become incapable of fulfillment by the Closing Deadline, and shall not have been waived by Seller;

(iii) by Purchaser, if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment by the Closing Deadline, and shall not have been waived by Purchaser;

(iv) by Seller, if any of Purchaser’s representations or warranties set forth herein shall be or have become inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, and, if such inaccuracy is capable of being cured, Purchaser fails to cure such inaccuracy within thirty (30) days following written notification thereof from Seller to Purchaser;

(v) by Purchaser, if any of Seller’s representations or warranties set forth herein shall be or have become inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, and, if such inaccuracy is capable of being cured, Seller fails to cure such inaccuracy within thirty (30) days following written notification thereof from Purchaser to Seller;

(vi) by Purchaser, in the event that Seller supplements or amends the Schedules in accordance with Section 5.9 and the matter giving rise to such supplement or amendment shall have resulted, individually, or in the aggregate with all other such matters, in a Material Adverse Effect; or

(vii) by Seller or Purchaser if the Closing shall not have occurred on or prior to the Closing Deadline;

provided, however, that the right to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v), (vi) or (vii) above shall not be available to a party (A) whose failure to fulfill an obligation, or (B) whose breach of a representation, warranty, covenant or agreement set forth in this Agreement, and/or (C) whose delay or non-performance shall have been the cause of, or shall have resulted in, the right to terminate this Agreement pursuant to this Section 7.1(a).

(b) In the event of termination by Seller or Purchaser pursuant to Section 7.1(a), written notice thereof shall promptly be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) each party shall return all documents and other material received from the other party or parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by any party with respect to any other party’s business or that of any of its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, without any further obligation or liability of Seller or Purchaser hereunder (except for any liability of a party for its breach of this Agreement), except for (i) the provisions of Section 5.2 (of the Asset Purchase Agreement) relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or its affiliates, (ii) the provisions of this Agreement relating to expenses (including Sections 5.3 and 5.8(a)), (iii) the provisions of Section 5.4 relating to brokers’ or finders’ fees, (iv) the provisions of this Section 7.1 and (v) the provisions of Article IX. Nothing in this Section 7.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser or Seller may waive compliance by the other party or parties with any term or provision of this Agreement that such other party or parties was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

SECTION 8.1 Incorporation of Asset Purchase Agreement Indemnification Provisions. The provisions of Article 8 (other than Section 8.8) of the Asset Purchase Agreement are hereby incorporated into this Article VIII by reference as if fully contained herein, except that where such provisions use the following terms, their meanings, as used in this Agreement, shall be as follows:

“Agreement” shall not mean the Asset Purchase Agreement but instead shall mean this Purchase and Sale Agreement.

“Acquired Assets” shall have the meaning set forth in this Purchase and Sale Agreement.

“Assumed Liabilities” shall have the meaning set forth in this Purchase and Sale Agreement.

“Excluded Liabilities” shall have the meaning set forth in this Purchase and Sale Agreement.

“Purchaser” shall have the meaning set forth in this Purchase and Sale Agreement.

“Seller” shall have the meaning set forth in this Purchase and Sale Agreement.

SECTION 8.2 Termination of Indemnification. The obligation of GP to indemnify and hold harmless Purchaser or any other Person for breaches of GP’s representations and warranties shall terminate 24 months after the Closing Date except that the representations set forth in Section 3.9 shall survive until termination of the applicable statute of limitations. The obligation of Purchaser to indemnify and hold harmless Seller or any other Person for breaches of Purchaser’s representations and warranties shall terminate 24 months after the Closing Date. The obligations of each of GP and Purchaser, as the case may be, to indemnify the other party or parties hereto or any other Person for breaches of the covenants and agreements of either of Seller or Purchaser, as the case may be and for indemnification with respect to Assumed Liabilities, Excluded Liabilities, Pre-Closing Environmental Liabilities and Product Liability Claims, shall survive the Closing without limitation as to time. Notwithstanding the foregoing, the obligation of each of GP and Purchaser, as the case may be, to indemnify and hold harmless the other party or parties hereto or any other Person pursuant to this Article VIII shall not terminate with respect to any item as to which GP or Purchaser, as the case may be, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to this Article VIII (stating in reasonable detail the basis of such claim) to the other party hereto.

ARTICLE IX

General Provisions

SECTION 9.1 Notices. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be sent, delivered or mailed, addressed or faxed:

(a) if to Purchaser, to:	ABP Distribution Holdings Inc. c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, New York 10171 Attn: Lenard Tessler Facsimile No.: (212) 755-3009

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attn: Stuart D. Freedman Facsimile No.: (212) 593-5955

(b) if to Seller, to:	Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303 Attn: Carol A. Stephens Facsimile No.: (404) 584-1461

Each such notice or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service, or (iii) by facsimile, receipt confirmed. Each such notice or communication shall be effective (x) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party); provided, that the delivery is made prior to 5:00 p.m. Eastern Standard Time on a Business Day, and if made after such time or in a non-Business Day, then such delivery shall be effective as of the next succeeding Business Day, and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received; provided that, the transmission of all pages is complete prior to 5:00 p.m. Eastern Standard Time on a Business Day, and if complete after such time or on a non-Business Day, then such transmission shall be effective as of the next succeeding Business Day.

SECTION 9.2 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 9.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

SECTION 9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Asset Purchase Agreement (including the Schedules and Exhibits hereto and thereto), the Ancillary Documents, the Confidentiality Agreement and any side letters entered into by GP and Cerberus Capital Management, L.P. or its affiliates in connection with this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof and (b) are not intended to confer upon any Person (other than the parties identified herein, the parties entitled to indemnification under Article VIII and their respective successors and permitted assigns) any rights or remedies hereunder.

SECTION 9.5 Attachments. Every Schedule and Exhibit referred to in this Agreement is incorporated into this Agreement by reference. Sellers and Purchaser acknowledge and agree that (i) the Schedules that are arranged in sections corresponding to the sections and paragraphs of Article III shall qualify the corresponding representations and warranties of Seller contained in Article III; (ii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to the operation and use of the Real Property or the results of operations or financial condition of any of Sellers or Purchaser or any of their respective affiliates; (iii) any matter disclosed pursuant to one provision, subprovision, section or subsection of the Schedules shall be deemed disclosed for all purposes of the Schedules to the extent the Agreement requires such disclosure but only to the extent that the relevance of such information to such other Schedule is reasonably apparent in the Schedule on which such information is disclosed; and (iv) Schedule titles inserted on the Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express description of such Schedules as set forth in the Agreement.

SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 9.7 Consent to Jurisdiction. Each of Purchaser and Sellers irrevocably submits to the exclusive jurisdiction of (a) the State Court of Georgia, Fulton County and (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the State Court of Georgia, Fulton County or (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.8 Publicity. From the date of this Agreement through the Closing, neither Sellers nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party or parties hereto, which consent shall not be unreasonably withheld, except as such release or announcement may be required by law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of its issuance.

SECTION 9.9 Assignment. Except as set forth in Section 9.10, neither this Agreement nor any of the rights, interests or obligations hereunder (including any rights, interests or obligations under Article VIII) shall be assigned by any party hereto without the prior written consent of the other party or parties hereto; provided that Purchaser, its subsidiaries or affiliates may assign its rights hereunder (including any rights hereunder (including any rights under Article VIII)) (i) as collateral security for any financing of Purchaser, subsidiary or affiliate or (ii) the purchaser of all or substantially all of the assets of Purchaser, such subsidiary or affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.10 Designated Affiliates. Purchaser may, at any time prior to the Closing at its sole discretion but upon prior notice, assign its rights to purchase any or all of the Real Property or any other rights under this Agreement to one or more of its subsidiaries or other affiliates; provided, however, that each such subsidiary or affiliate Person assumes and agrees to perform, discharge and satisfy all of Purchaser’s liabilities, duties and obligations relating to the particular component or parcel of Owned Real Property assigned to such subsidiary or affiliate; and provided, further, that Purchaser shall not be released and shall remain primarily liable for and obligated to perform, discharge and satisfy all of the liabilities, duties and obligations of the purchasing entities hereunder. For purposes of this Agreement, Purchaser and its subsidiaries or affiliates to whom it assigns such rights, if applicable, shall collectively be referred to herein as “Purchaser.”

ARTICLE X

Definitions

SECTION 10.1 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Asset Purchase Agreement, and, to the extent not in conflict therewith, the following terms shall have the respective meanings set forth below throughout this Agreement:

“Agreement” means this Purchase and Sale Agreement, made and entered into as of the date hereof, by and between Seller and Purchaser.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, of even date herewith, between Seller and ABP Distribution Inc.

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“Exhibits” means the exhibits listed in the table of contents of this Agreement as attached hereto.

“Lien” means mortgages, liens (including, without limitation, liens imposed by law, such as, but not limited to, mechanics liens), claims, charges, security interests, conditional sale or other title retention agreements, easements, rights of way, pledges, covenants, zoning or other restrictions or encumbrances of any nature whatsoever.

“Real Property” has the meaning set forth in Section 1.2.

“Permits” has the meaning set forth in Section 1.2(b).

“Permitted Liens” means (i) Liens disclosed on Schedule 10.1(c) or that may thereafter be paid without penalty, (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business and relate to payment obligations that are not yet due and payable, that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established, (iv) Liens reflected in the financial statements set forth on Schedule 3.5(a) and/or Schedule 3.5(b) of the Asset Purchase Agreement and the notes thereto (other than Liens securing Excluded Liabilities), to the extent affecting the Owned Real Property, (v) Liens arising under conditional sales contracts or as purchase money security interests for the purchase or lease of personal property, (vi) imperfections of title and other Liens that do not materially and adversely affect the value or present use of any such underlying asset; (vii) any conditions that a current, accurate survey or physical inspection of any Owned Real Property may show, provided that such conditions do not adversely affect the compliance of the Owned Real Property with applicable zoning and other similar restrictions or constitute encroachments which, in either case, would materially adversely affect the use or occupancy thereof, (viii) zoning, building and other similar restrictions, provided that the same are not violated in a manner that would materially adversely affect the use or occupancy of the Owned Real Property, (ix) easements, covenants, rights-of-way, or other restrictions or encumbrances of record, provided that Purchaser’s title company shall affirmatively insure against material impairment of the current use of the Real Property arising therefrom, (x) Liens that have been placed by any developer, landlord or other Person (other than Seller) on property over which Seller has easement rights, and further provided that none of the items set forth in clauses (ii), (v), (vi) and (vii) above, individually or in the aggregate, would have a Material Adverse Effect.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchaser” means ABP Distribution Holdings Inc., a Georgia corporation.

“Real Property” has the meaning set forth in Section 1.2.

“Schedules” means the schedules referred to in this Agreement as attached hereto.

“Seller” means, Georgia-Pacific Corporation, a Georgia corporation.

“Transfer Taxes” has the meaning set forth in Section 5.8(a).

SECTION 10.2 Construction and Interpretation of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of the operation of the Business” and “ordinary course of the operation of the Business consistent with past practice” refer to the ordinary course of business and practice of Sellers in connection with Business and the Acquired Assets in a consistent manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of any indemnification provision in this Agreement, the word “expenses” shall mean out-of-pocket expenses, and shall not include any allocations of internal salaries and other expenses. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GEORGIA-PACIFIC CORPORATION

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	Executive Vice President-
Building Products

ABP DISTRIBUTION HOLDINGS INC.

By:	/s/ Lenard Tessler
Name:	Lenard Tessler
Title:	President